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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant / /
Filed by a Party other than the Registrant /x/

Check the appropriate box:
/ / Preliminary Proxy Statement           / / Confidential, for the use of the
                                              Commission only
                                              (as permitted by Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/x/ Soliciting Material Pursuant to Rule 14a-12

                              WACHOVIA CORPORATION
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                (Name of Registrant As Specified In Its Charter)

                              SUNTRUST BANKS, INC.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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/ /  Fee paid previously with preliminary materials.

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/ /  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)   Amount previously paid:

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2)   Form, Schedule or Registration Statement No.

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3)   Filing party:

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4)   Date filed:

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The following is a Memorandum and Q&A distributed to all employees of SunTrust
Banks, Inc. on Monday, May 14, 2001.

                                                                      Memorandum

                           [SunTrust Banks, Inc. Logo]

DATE:       May 14, 2001
TO:         All SunTrust Employees
FROM:       Phil Humann
SUBJECT:    Important News

Early this morning, SunTrust announced that we have made a proposal to acquire Wachovia Corporation. This is an important, exciting and positive action by SunTrust, and one that will be highly visible in our region and nationally. Accordingly, it is essential that you have a clear understanding of what has occurred, why, and what it means.

To help answer those questions, accompanying this memo is the text of a SunTrust press release issued this morning. It outlines the key elements of our proposal and also includes links to more detailed information. Also attached is a "Q&A" which should go a long way towards answering questions you may have or that you may get from customers or friends.

Highlights of today's news are:

o We have delivered a letter directly to Wachovia's Board of Directors proposing a combination of Wachovia and SunTrust to create an even stronger Southeastern financial services franchise than either institution enjoys alone.

o Wachovia and SunTrust are an ideal fit strategically and culturally, and our proposal is financially compelling.

o We are confident our offer is far superior to the proposed merger plan involving Wachovia and First Union Corporation that was announced in April 2001. Specifically, we believe our proposal is much more attractive to Wachovia shareholders while also serving the interests of our own. It should also be significantly less disruptive for Wachovia employees and customers. Our own customers and

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employees also stand to benefit from the growth opportunities that would stem from being part of a larger, more diverse organization.

o We are hopeful that the Wachovia Board will perceive the merits of our proposal and agree to work with us on a plan to quickly implement it. Completion of our proposed transaction could occur later this year if we are successful. Of course, this would require the termination of Wachovia's agreement with First Union.

The process through which all this will be worked out could, however, be a prolonged one. You should know that seeing it through is a major corporate priority for SunTrust. As the process unfolds, I urge you to keep two things in mind:

First, the prospect of a SunTrust-Wachovia combination is very exciting. While SunTrust has excellent prospects on its own, the combined organization we envision will have superior financial strength, numerous competitive advantages and even greater expansion opportunities.

Second, what permits us to make a proposal like this is the relative strength of our "currency" -- that is, SunTrust stock. As you know, a major factor influencing our stock price is our earnings performance which, in turn, depends upon how well we do in executing our sales, efficiency and other performance-related programs.

The good news is that our operating model provides a framework for SunTrust managers and employees throughout our organization to keep focused on our 2001 goals, even as a small group of senior managers in Atlanta works to pursue the SunTrust-Wachovia proposal.

As developments occur we will keep you posted. In the meantime, thank you, as always, for your interest and support.

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[SunTrust Banks, Inc. Logo]


QUESTIONS & ANSWERS

1.  WHY DOES THIS TRANSACTION MAKE SENSE FOR SUNTRUST?

The combination of SunTrust and Wachovia is a compelling transaction. The combination will create a Southeastern financial services franchise with strong positions in seven contiguous high-growth states and a powerful franchise in key business lines including retail banking, commercial banking, corporate and investment banking and wealth management. Moreover, the companies have complementary cultures and both share a commitment to their local markets, service quality and relationship-based banking.

2.  WHY ARE WE MAKING THIS OFFER NOW?

We are making this offer now because, as noted in our press release, we believe it offers far superior value to both Wachovia and SunTrust shareholders than the proposed First Union transaction that was announced last month.

3. HOW EXACTLY IS SUNTRUST'S PROPOSAL SUPERIOR TO FIRST UNION'S PROPOSAL FOR WACHOVIA?

For Wachovia shareholders, they would get a higher price (17% premium over the current value of the First Union transaction, based on May 11, 2001 closing stock prices) in a better-performing security as well as a bigger dividend from a better-capitalized company. Employees would benefit from a simpler integration process and by being part of a stronger organization. Customers should experience less disruption, and many communities would face fewer job losses and branch closings, especially in the Carolinas where SunTrust does not currently operate retail branches.

4.  WHAT HAPPENS NEXT?

The Wachovia Board considers our offer. We hope they recognize it as a superior proposal and agree to meet with us to negotiate an agreement and develop specific merger integration plans.

5.  WHAT IF WACHOVIA REJECTS THE OFFER?

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Our answer to "what-if" questions is this: We believe we've made a compelling proposal that provides superior value to Wachovia shareholders. We firmly believe in the strength of a SunTrust-Wachovia combination, and we are prepared to take the necessary steps to complete a transaction.

6.  HOW LONG COULD THIS GO ON?

We just can't say, as there are a number of variables. We strongly prefer a negoti ated transaction that could be consummated quickly.

7. IF THIS DOES GO ON FOR A LONG TIME, IS THERE A RISK IT WILL DIVERT MANAGEMENT ATTENTION FROM OUR OTHER PRIORITIES?

It will actually be a fairly small team that will focus on this proposed transaction. Under our operating model, managers and employees throughout the organization will continue to focus on serving customers and implementing our sales, efficiency and other programs at the same high standards as always.

8.  IF WE FAIL TO COMPLETE THIS DEAL, WHAT DOES IT MEAN FOR SUNTRUST?

While the SunTrust-Wachovia combination would certainly accelerate our growth strategy, SunTrust is in great shape, with an extremely strong franchise, leading positions in its markets, and excellent performance and growth prospects on our own.

9.  ARE WE CONCERNED ABOUT OTHER BIDDERS? WHO ELSE MIGHT JUMP IN?

We're confident that we've made a compelling proposal that would provide superior value to Wachovia shareholders. Moreover, we firmly believe that SunTrust is the most logical candidate to combine with Wachovia. Beyond that, we can't speculate on what may or may not happen.

10. WHAT DOES THIS MEAN FOR SUNTRUST'S EARNINGS?

The transaction is expected to be slightly accretive to SunTrust's earnings per share in 2002, excluding one-time merger-related charges, and increasingly accretive thereafter.

11. HOW WILL THE PROPOSED MERGER INTEGRATION WORK?

Integration details would be worked out in a finalized integration plan we would hope to develop in concert with Wachovia. Until then, we are unable to provide a lot of specifics. That said, SunTrust is assuming a conservative implementation plan based on the

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highly successful Crestar merger, with an emphasis on customer and revenue retention, as well as maintaining customer service quality standards during systems conversions. We are confident we can integrate SunTrust's and Wachovia's complementary and overlapping businesses without the customer disruption and other problems that often accompany large bank mergers.

12. WHAT WILL BE THE COMBINED ENTITY'S NAME? ITS HEADQUARTERS? ITS CEO?

The combined entity will be SunTrust. The combined company would be headquartered in Atlanta, and Winston-Salem would become the headquarters for our new Carolinas banking franchise. SunTrust CEO Phil Humann would be CEO in the combined company.

13. WHAT DOES THIS TRANSACTION MEAN FOR CUSTOMERS?

Our proposal has no immediate impact on customers. Looking ahead, both SunTrust and Wachovia share a strong customer focus; we believe bringing together these two leading players in the Southeast market will deliver additional value to customers of both companies. We will have an even stronger organization, with a full range of products to meet customers' current needs and enhanced resources to permit greater investment in new product development.

14. WILL THERE BE BRANCH CLOSINGS?

At this point, we anticipate consolidation of between 150-175 branches out of a total of approximately 1,800. Pending finalization of integration plans, it's premature to comment on specific locations. Minimizing customer inconvenience and redeploying branch employees will be primary considerations in making these decisions.

15. WILL THERE BE EMPLOYEE LAYOFFS? IF SO, HOW MANY EMPLOYEES WILL BE AFFECTED, IN WHAT LOCATIONS, AND WHEN?

In a proposed SunTrust/Wachovia combination, we anticipate eliminating far fewer than the 7,000 jobs to be lost under the proposed First Union merger. As with other integration-related issues, it is far too early to discuss specific locations, functions or timing. We can say, however, that we would expect attrition to account for a good part of any job eliminations. For those employees whose jobs are impacted by the merger, we are committed to providing competitive severance and job-seeking support.

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Note: The following notice is included to meet certain legal requirements:


On May 14, 2001 SunTrust Banks, Inc. filed with the Securities and Exchange Commission a preliminary proxy statement for solicitation of proxies from Wachovia Corporation stockholders in connection with the Wachovia 2001 annual meeting of stockholders. Subject to future developments, SunTrust intends to file with the SEC a registration statement at a date or dates subsequent hereto to register the SunTrust shares to be issued in the proposed transaction. Investors and security holders are urged to read the proxy statement and registration statement (when available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain a free copy of the proxy statement and the registration statement (when available) and other relevant documents at the SEC's Internet web site at www.sec.gov. The proxy statement, the registration statement (when available) and such other documents may also be obtained free of charge from SunTrust by directing such request to: SunTrust Banks, Inc., 303 Peachtree Street, N.E., Atlanta, GA 30308, Attention: Gary Peacock (404-658-4753).

SunTrust, its directors and executive officers and certain other persons may be deemed to be "participants" in SunTrust's solicitation of proxies from Wachovia stockholders. A detailed list of the names, affiliations and interests of the participants in the solicitation is contained in SunTrust's preliminary proxy statement on Schedule 14A, filed with the SEC on May 14, 2001.

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